Exhibit 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8/S-3) pertaining to the Amended and Restated 1990 Stock Option Plan and related resale Prospectus of Intelligent Medical Imaging, Inc. for the registration of 783,630 shares of its common stock and to the incorporation by reference therein of our report dated February 3, 1997 (except for the fourth and twelfth paragraphs of Note 8, as to which the dates are March 27, 1997 and March 7, 1997, respectively), with respect to the financial statements and schedules of Intelligent Medical Imaging, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


West Palm Beach, Florida                                  /s/ Ernst & Young LLP
June 17, 1997